                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-24637) and related Prospectus of Camden Property Trust for the registration of 3,200,000 common shares of beneficial interest, par value $0.01 per share, and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated and combined financial statements and financial statement schedule of Paragon Group, Inc. for the years ended December 31, 1996, 1995, and 1994 as restated, included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.




                                         /s/ Ernst & Young LLP

                                         ERNST & YOUNG LLP


Dallas, Texas
June 30, 1997